February 28, 1997



Mr. John H. Costello
Assistant Treasurer
Variable Insurance Products Fund
82 Devonshire Street
Boston, Massachusetts  02109


Dear Mr. Costello:

Variable Insurance Products Fund (the "Trust"), formerly Fidelity
Cash Reserves II, is a Massachusetts business trust created under a written Declaration of Trust dated, executed and delivered in Boston, Massachusetts on November 13, 1981. The name of the
Trust was changed to Variable Insurance Products Fund by an Amended and Restated Declaration of Trust dated and executed on July 31, 1985 and delivered in Boston, Massachusetts on August
13, 1985. The Declaration of Trust has been supplemented on two occasions since its original execution. The first supplement to the Declaration of Trust, was dated and executed on January 2, 1987 and delivered in Boston, Massachusetts on January 13, 1987. The second supplement to the Declaration of Trust was dated and executed on January 1, 1990 and delivered in Boston, Massachusetts on January 11, 1990.
I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.
Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Series or classes as the Trustees shall from time to time create and establish. The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and nonassessable. The Trustees shall have full power and authority, in their sole discretion and, so far as provided in the Declaration of Trust, without obtaining any prior authorization or vote of the Shareholders or of any Series or class of Shareholders of the Trust, to create and establish (and to change in any manner) Shares or any Series or classes thereof with such preferences, voting powers, rights and privileges as the Trustees may from time to time determine, to divide or combine the Shares or any Series or classes thereof into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series or classes of Shares, to abolish any one or more Series or classes of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable.
Under Article III, Section 4, the Trustees shall accept investments in the Trust from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the appropriate Series is authorized to invest, valued as provided under Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the Trustees' discretion be considered as outstanding and the amount received by the Trustees on account of the contribution shall be treated as an asset of the Trust. Subsequent investments in the Trust shall be credited to each Shareholder's account in the form of full Shares at the Net
Asset Value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion, (a) impose a sales charge upon investment in the Trust, and (b) issue fractional shares.
By a vote adopted on November 13, 1981, and amended on February 22, 1985, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the Trust in accordance with the terms included in the Registration Statement and subject to the limitations of the Declaration of Trust and any Amendments thereto.
I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the Trust is about to file with the Securities and Exchange Commission a notice making definite the registration of 20,280,160 Shares of the Trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended December 31, 1996.
I am of the opinion that all necessary Trust action precedent to the issue of the Shares, has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and nonassessable except as described in the Trust's Prospectus and Statement of Additional Information dated April 30, 1994 under the heading "Shareholder and Trustee Liability." In rendering this opinion, I rely on the representation by the Trust that it or its agent received consideration for the Shares in accordance with the Trust's
Declaration of Trust and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 notice which you are about to file under the 1940 Act with said
Commission.


Sincerely,



/s/Arthur S. Loring
Arthur S. Loring, Esq.
Vice President - Legal